                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      PUGET SOUND POWER AND LIGHT COMPANY
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

                       PUGET SOUND POWER & LIGHT COMPANY

                    Notice of Annual Meeting of Shareholders

                            To Be Held May 14, 1996



To the Holders of Common Stock of
Puget Sound Power & Light Company:

The Annual Meeting of Shareholders of Puget Sound Power & Light Company will be held at 10 a.m. on May 14, 1996 at the Meydenbauer Center located at 11100 N.E. 6th Street, Bellevue, Washington for the purpose of acting upon the following matters:

1. To elect three Directors to serve until the expiration of three-year terms and until their successors are elected and qualified.

2. To consider and vote on any and all other matters that may properly come before the meeting and any adjournment thereof.

Only shareholders of record at the close of business on March 11, 1996 will be entitled to attend and vote at the meeting. If your shares are registered in the name of a brokerage firm or trustee and you plan to attend the meeting, please obtain from the firm or trustee a letter, account statement or other evidence of your beneficial ownership of those shares to facilitate your admittance to the meeting.

If you are a participant in the Company's Stock Purchase and Dividend Reinvestment Plan, please note that the enclosed proxy covers all shares in your account, including any shares which may be held in such plan.

March 27, 1996
Bellevue, Washington
By Order of the Board of Directors,

/s/ James W. Eldredge

James W. Eldredge, Corporate Secretary

TABLE OF CONTENTS

     Proxy Statement...................................................... 1
     Annual Report........................................................ 1
     Election of Directors................................................ 1
     Security Ownership of Directors and Executive Officers............... 4
     Board of Directors and Committee Meetings............................ 5
     Compensation and Retirement Committee Report......................... 6
     Stock Price Performance Graph........................................10
     Summary Compensation Table...........................................11
     Aggregated SAR Exercises in 1995 and Fiscal Year-End SAR Values......13
     Long-Term Incentive Plan Awards in 1995..............................14
     Retirement Benefits Statement........................................15
     Employment Contracts, Termination of Employment
     and Change-in-Control Arrangements...................................16
     Independent Public Accountants.......................................18
     Voting Rights and Proxy..............................................18
     Shareholder Proposals................................................18
     Solicitation of Proxies..............................................19
     Map to Annual Meeting


YOUR VOTE IS IMPORTANT

The Company has approximately 60,000 shareholders of record. Many shareholders own 100 shares or less. Each shareholder, regardless of the number of shares owned, is requested to complete, date, sign and return promptly the enclosed proxy form, using the accompanying addressed envelope.

PROXY STATEMENT


The following information is furnished in connection with the solicitation of proxies for the Annual Meeting of Shareholders (the "Annual Meeting") of Puget Sound Power & Light Company ("Puget" or the "Company") to be held at 10 a.m. on May 14, 1996 at the Meydenbauer Center located at 11100 N.E. 6th Street, Bellevue, Washington. The approximate mailing date of the proxy material is March 27, 1996. The mailing address of the Company's principal executive offices is Puget Sound Power & Light Company, P.O. Box 97034, Bellevue, Washington 98009-9734.

Management is not aware of any matter to be presented for action at the Annual Meeting other than the election of three Directors.


ANNUAL REPORT

The Company's Annual Report for 1995, including audited financial statements, is being mailed to shareholders on or about March 27, 1996.


ELECTION OF DIRECTORS

The number of Directors is determined by resolution of the Board of Directors, subject to revision by the shareholders. The Board of Directors has, by resolution, fixed the number of Directors at ten. The terms of the Directors are classified so that each year approximately one-third of the Directors are elected for a three-year term. These three groups of Directors are identified herein as Class I, Class II and Class III Directors. At the Annual Meeting, three Class II Directors will be elected to serve for a term of three years expiring on the date of the Annual Meeting of Shareholders in 1999.

Proxies will be voted for the following named nominees. In the event any nominee is not available to serve as a Director at the date of the Annual Meeting (which is not now anticipated), the persons named in the enclosed proxy shall have full discretion and authority to vote or refrain from voting for any other nominee in accordance with their judgment. Directors are elected to hold office until their successors are elected and qualified, or until resignation or removal in the manner provided in the Bylaws of the Company.

The names of nominees for Director of the Company are set forth below.

CLASS II NOMINEES
TERMS EXPIRE 1999

JOHN D. DURBIN

Mr. Durbin served as President and Chief Executive Officer of Hostar International, Inc. (equipment for hotels) from 1988 until his retirement in June 1995, and has been a General Partner of John Durbin & Associates (industrial real estate) since 1969. His prior positions include Chairman and President of CEC Equipment Company (construction equipment) from 1982 to 1987 and Chairman of Spokane Truck Sales, Inc. (trucks) from 1983 to 1987. Mr. Durbin, age 60, has been a Director of the Company since 1984 and also serves as a director of John Fluke Manufacturing Company, Inc.

DANIEL J. EVANS

Mr. Evans has been Chairman of Daniel J. Evans Associates (consulting) since 1989. His prior positions include United States Senator, State of Washington, from 1983 to 1989 and Chairman, Pacific Northwest Power and Conservation Planning Council from 1981 to 1983. Mr. Evans, age 70, has been a Director of the Company since 1990 and also serves as a director of Attachmate, Inc., Burlington Northern Santa Fe Inc., Flow International Corporation, Tera Computer Company and Washington Mutual Savings Bank.

NANCY L. JACOB

Ms. Jacob is Chairman and Chief Executive Officer of CTC Consulting, Inc. (financial services). Her prior positions include Managing Director, Capital Trust Company (financial advisor) from 1990 to 1994, Professor of Finance and Business Economics at the University of Washington (educational institution) from 1981 to 1992 and Dean of the School and Graduate School of Business Administration from 1981 to 1988. Ms. Jacob, age 53, has been a Director of the Company since 1980 and also serves as a trustee of College Retirement Equities Fund in New York.


The names of the Class I and Class III Directors of the Company who are not standing for election and whose terms of office will continue after the Annual Meeting are listed as follows:


CLASS I DIRECTORS
TERMS EXPIRE 1998

DOUGLAS P. BEIGHLE

Mr. Beighle has been Senior Vice President of The Boeing Company (aerospace manufacturing and sales) since 1986. He served The Boeing Company as Vice President from 1980 to 1986. Mr. Beighle, age 63, has been a Director of the Company since 1981 and also serves as a director of Washington Mutual Savings Bank.

PHYLLIS J. CAMPBELL

Ms. Campbell has been President and Chief Executive Officer of U.S. Bank of Washington (financial institution) since 1993 and is an Executive Vice President of U.S. Bancorp. She also served as Area President of U.S. Bank of Washington for Seattle-King County from 1992 to 1993, Executive Vice President and Manager from 1989 to 1992, and in various banking capacities since 1973. Ms. Campbell, age 44, has been a Director of the Company since 1993 and also serves as a director of U.S. Bank of Washington and SAFECO Corporation, and is a Regent of Washington State University and Chairman of the Greater Seattle Chamber of Commerce.

WILLIAM S. WEAVER

Mr. Weaver has been Executive Vice President and Chief Financial Officer of the Company since 1991. For more than five years prior to joining the Company, he was a partner in the law firm of Perkins Coie. Mr. Weaver, age 52, has been a Director of the Company since 1991.

R. KIRK WILSON

Mr. Wilson has been President and Chief Executive Officer of Thrifty Foods, Inc. (retail grocery) since 1969. Mr. Wilson, age 57, has been a Director of the Company since 1976.


CLASS III DIRECTORS
TERMS EXPIRE 1997

CHARLES W. BINGHAM

Mr. Bingham served as Executive Vice President of Weyerhaeuser Company (forest products industry) from 1981 until his retirement in July 1995. Mr. Bingham, age 62, has been a Director of the Company since 1978.

JOHN W. ELLIS

Mr. Ellis has been Chairman of the Board and Chief Executive Officer of The Baseball Club of Seattle since 1992. He served as Chairman of the Board of the Company from 1987 to 1993, and as Chief Executive Officer from 1976 to 1992. Mr. Ellis, age 67, has been a Director of the Company since 1969 and also serves as a director of SAFECO Corporation, Washington Mutual Savings Bank, UTILX Corporation and Associated Electric & Gas Insurance Services, Ltd.

RICHARD R. SONSTELIE

Mr. Sonstelie has been Chief Executive Officer and President of the Company since 1992. His prior positions with the Company include Chief Operating Officer from 1991 to 1992, Chief Financial Officer from 1987 to 1991 and Executive Vice President from 1985 to 1987. Mr. Sonstelie, age 51, has been a Director of the Company since 1987 and also serves as a director of Utech Venture Capital Corporation and Edison Electric Institute.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS


The following table sets forth information as of February 14, 1996, concerning the shares of the Company's Common Stock beneficially owned by each Director and nominee, the executive officers named in the Summary Compensation Table and Directors and executive officers of the Company as a group. No Director or executive officer owns more than 1% of the outstanding shares of Common Stock.

                                                 Number of
          Name of Beneficial Owner                Shares
          ------------------------               ---------
          John D. Durbin                             2,213
          Daniel J. Evans                            1,000
          Nancy L. Jacob                             1,122
          Douglas P. Beighle                         2,948
          Phyllis J. Campbell                        1,000
          William S. Weaver                          2,168(1)
          R. Kirk Wilson                            15,093
          Charles W. Bingham                         4,072
          John W. Ellis                             24,981(1)
          Richard R. Sonstelie                       9,300(1)
          Gary B. Swofford                           4,872(1)
          Sheila M. Vortman                          2,393(1)
          Jerry L. Henry                             4,256(1)

          All Directors and executive officers
          as a group (18 persons)                   63,962

(1) Includes shares credited under the Company's Investment Plan for Employees through February 14, 1996.

BOARD OF DIRECTORS AND COMMITTEE MEETINGS

The Board of Directors has established three standing committees, which meet outside of regular Board of Directors meetings, to assist in the discharge of the Directors' responsibilities relating to audit, nominating and compensation issues. The names of these committees, their current membership and a brief statement of their principal responsibilities are presented below.

BOARD OF DIRECTORS MEETINGS

Nine Board of Directors meetings were held during 1995. Each Director attended at least 82% of the meetings of the Board of Directors and committees of the Board on which the Director served.

AUDIT COMMITTEE

The Audit Committee currently includes Douglas P. Beighle (Chairperson), Charles
W. Bingham, John D. Durbin, Daniel J. Evans and R. Kirk Wilson. The Audit Committee is responsible for reviewing the annual report of the independent auditors, evaluating the external and internal audit functions and recommending to the Board of Directors the retention of independent auditors and other auditing matters. Four Audit Committee meetings were held during 1995.

DIRECTOR AFFAIRS COMMITTEE

The Director Affairs Committee currently includes Charles W. Bingham (Chairperson), John D. Durbin and Daniel J. Evans. The Director Affairs Committee acts and makes recommendations with respect to identification and selection of candidates for Directors, Director tenure and committee assignments and Director compensation matters. Shareholders may propose candidates for consideration as nominees to the Board of Directors; such proposals should be directed in writing to the Company's Corporate Secretary prior to each annual meeting. Director candidates are considered on the basis of recognized achievements and their ability to bring skills and experience to the deliberations of the Board of Directors. One Director Affairs Committee meeting was held during 1995.

COMPENSATION AND RETIREMENT COMMITTEE

The Compensation and Retirement Committee currently includes Nancy L. Jacob (Chairperson), Douglas P. Beighle, Phyllis J. Campbell and R. Kirk Wilson. The Compensation and Retirement Committee acts and makes recommendations to the Board of Directors with respect to executive compensation, the Retirement Plan for Employees and other similar matters. Seven Compensation and Retirement Committee meetings were held during 1995.

DIRECTOR COMPENSATION

Directors who are not Company officers are paid a quarterly retainer of $3,750 plus $800 for each Board of Directors meeting and committee meeting attended. The Chairpersons of the Audit, Director Affairs and Compensation and Retirement Committees receive additional quarterly retainers of $500 each. Directors who are also officers of the Company do not receive any compensation for duties performed as Directors.

The Company and Mr. Ellis entered into a consulting agreement that commenced October 1993 and will end September 30, 1998. Under the terms of this agreement, Mr. Ellis provides consulting and other services to the Company, including representing the Company in various industry- and community-related committees and activities. For these services, Mr. Ellis is paid $2,000 per month for the term of the agreement. In addition, the Company provides administrative support for Mr. Ellis' services performed under the consulting agreement.

COMPENSATION AND RETIREMENT COMMITTEE REPORT


The Board of Directors delegates responsibility for executive compensation to the Compensation and Retirement Committee (the "Committee"). The Committee's members are all nonemployee Directors, none of whom participate in the compensation programs described here for executives. The Committee establishes compensation for the Chief Executive Officer and reviews and approves the Chief Executive Officer's recommended compensation action for the other executive officers. The following is the Committee's report on executive compensation for 1995.

In determining executive compensation, the Committee is guided by competitive pay practices in similar-sized companies within the electric utility industry and by its belief that executive compensation should:

  . Attract and retain outstanding executives by providing compensation opportunities consistent with the electric utility industry for similar positions.

  . Place a significant portion of each executive's total pay at risk to motivate executives to achieve Company and individual performance goals.

  . Tie incentive compensation to performance, in the short term, to favorable operating results, including performance for customers of the Company and, in the long term, by aligning the interests of executive officers with the long-term interests of the Company's shareholders.

Overall, the Committee makes compensation decisions in the context of the competitiveness of the entire compensation package as compared to appropriate market indices. The Committee's principal source of total compensation market data is the Edison Electric Institute's ("EEI") comprehensive, industry-wide annual survey of management pay. The companies included in the EEI survey are substantially the same as those included in the EEI 100 Index of Investor-owned Electrics used in the Stock Price Performance Graph.

The Committee has adopted an executive compensation philosophy that encompasses a mix of base salary and annual and long-term incentive programs. The total package is designed to provide participants with appropriate incentives for current performance combined with incentives for achieving the Company's long-term objective of enhancing shareholder value.


BASE SALARY

Generally, base salaries for Company executives are designed to be below median salary levels for positions of similar responsibility in similar-sized companies within the EEI survey. Lower base salaries are combined with above-median annual and long-term incentive compensation targets so that total compensation opportunities will be competitive with the median total compensation level for similar positions in similar-sized companies within the EEI survey.

In making individual salary decisions, the Committee makes a subjective evaluation of the individual's contributions and impact on Company performance as well as achievement of individual goals and the competitiveness of the individual's base salary. Because of cost restraints, base salaries of the named executives had not been increased since September 1993 unless there had been a significant change in job responsibilities. Effective May 1, 1995, base salaries for the named executives were increased but continue to be below median salaries for comparable positions within the EEI survey. Total salary plus targeted annual and long-term incentive compensation for the named executive officers for 1995 averaged 92% of the medians for positions of similar responsibility and job complexity in similar-sized companies within the EEI survey.


ANNUAL INCENTIVE COMPENSATION

All executive officers participated in the Company's annual 1995 Pay at Risk Plan. The intent of this Plan was to provide financial incentives to executives for achieving desired annual operating results. Awards were based on combined performance in these areas: (1) earnings per share; (2) department and individual goals; and (3) the Company's market Competitive-ness as measured by its ability to maintain load. The weighting of these three performance categories varied by executive officer. Mr. Sonstelie's award was 100% weighted on earnings per share results; Messrs. Weaver and Swofford and Ms. Vortman's awards were based on 80% earnings per share and 20% market competitiveness results; and Mr. Henry's award was based on 50% earnings per share, 20% market competitiveness and 30% department goal results.

The annual incentive awards approved by the Committee were based on an evaluation of the specified performance areas together with a subjective evaluation of individual performance. Individual target awards ranged from 20% to 35% of salary for the named executives; the plan provided for funding which could range from zero to 1.5 times target. 1995 awards to executives were approximately 100% of target.


LONG-TERM INCENTIVE COMPENSATION

As a result of the study reported in the 1995 Proxy, a new Long-Term Incentive Compensation Plan (the "1995 Plan") designed to implement the Committee's desire to link compensation to the growth of shareholder value was approved by shareholders in 1995. Under this Plan, awards of contingent grants of Puget stock were made to executives and key employees. These awards will be payable at the end of a four-year period based on the stock performance. The measure of performance is Puget's cumulative four-year total shareholder return relative to the EEI 100 Index of Investor-owned Electrics used in the Stock Price Performance Graph. The number of shares delivered at the end of the four-year cycle will range from zero to 160% of the contingent grant. If total shareholder return at the end of the four-year cycle results in the delivery of Puget stock to the participant, one-half of the shares will be restricted for an additional two-year period. The purpose of this further restriction is to encourage greater levels of stock ownership by Company executives and key employees. Dividend equivalents will be paid out in cash at the end of the performance period in relation to the number of underlying shares earned (or at the end of the restricted period for the portion of the grant paid in restricted stock).

The grants made in 1995 to the named executives are shown on the Long-Term Incentive Plan Awards In 1995 table.

Under the Company's prior Long Term Incentive Program for Senior Executives (the "Long Term Incentive Program") participants could be allocated Performance Share Units ("PSUs") and Stock Appreciation Rights ("SARs"), both of which are payable only in cash. While no awards have been made under the Long Term Incentive Plan since December 31, 1994, awards previously made will continue under their original terms which are based on Company performance. The last PSU and SAR grants were made in 1994. PSUs were granted biannually and SARs were granted annually.

Each PSU grant has a four-year term. A PSU's value is equal to the Company's stock price at the end of the PSU's term plus the per share dividend paid during the term. The number of PSUs on which values are paid can range from zero to 160% of those granted. This number is based on the Company's four-year, total shareholder return compared to the returns reported in the EEI 100 Index of Investor-owned Electrics. The PSUs granted in 1992 matured at year end 1995. Because the threshold funding target was not met, payouts were not made to executive officers under the 1992-1995 PSU grant.

Each SAR grant has a 10-year term and vests 20% per year beginning one year after date of grant. A SARs value is equal to the Company's stock price gain over the base price, which is the closing market value on the date of grant, plus the incremental value of per share dividend increases during the holding period. SAR grants were last made in 1994 and are shown on the Summary Compensation Table.


CHIEF EXECUTIVE OFFICER COMPENSATION

Mr. Sonstelie's base pay was increased to $400,000 per year effective May 1, 1995. In October 1995 Mr. Sonstelie entered into a four-year employment agreement providing for a minimum annual base salary of $400,000 and certain severance and other benefits. See "Employment Contracts, Termination of Employment and Change-in-Control Arrangements." His base pay remains below the median of similar-sized companies in the EEI survey. He received an annual incentive award pursuant to the Pay at Risk Plan which was 100% of target. Because the PSU cycle that matured in 1995 did not fund, Mr. Sonstelie did not receive payment of PSUs in 1995. As a result, Mr. Sonstelie's total compensation (salary plus annual and long-term incentive compensation) in 1995 fell well below the median for chief executive officers of similar-sized companies in the EEI survey.

Mr. Sonstelie continued to provide vision and leadership to the Company in meeting the challenges of an increasingly competitive industry environment, emphasizing the attainment of highly focused short- and long-term strategic objectives. Under his leadership, these ambitious objectives resulted in several major initiatives designed to improve the Company's competitive posture and enhance long-term shareholder value. The most significant of these initiatives was the approval by the Boards of Directors of Puget Power and Washington Energy Company of a definitive agreement to merge the two organizations into one company, subject to shareholder and regulatory approvals (the "Merger").

Mr. Sonstelie's leadership and initiative in managing the organization has positioned it for the future while continuing to emphasize the importance of short-term financial performance. Improved 1995 results were achieved through focus on managing costs and revenues without increasing general rates to customers.

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for compensation over $1 million paid to the company's chief executive officer and four other most highly compensated executive officers, unless that compensation is considered performance based. The compensation disclosed in this Proxy Statement does not exceed the $1 million limit, and executive compensation for 1996 is also expected to qualify for deductibility. The Company currently intends to structure the performance-based portion of its executive officer compensation to achieve maximum deductibility under Section 162(m) with minimal sacrifices in flexibility and corporate objectives.

                            COMPENSATION AND RETIREMENT COMMITTEE

                            Nancy L. Jacob, Chairperson
                            Douglas P. Beighle
                            Phyllis J. Campbell
                            R. Kirk Wilson

STOCK PRICE PERFORMANCE GRAPH

Set forth below is a comparison of the five-year cumulative total shareholder return (share price appreciation plus reinvested dividends) on the Company's Common Stock against the cumulative total return of the Standard and Poor's 500 Stock Index and the EEI 100 Index of Investor-owned Electrics.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
              AMONG PUGET POWER, S&P 500 INDEX AND EEI 100 INDEX

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           PUGET          S&P          EEI
(Fiscal Year Covered)        POWER          500 INDEX    100 INDEX
-------------------          ----------     ---------    ----------
Measurement Pt-  12/31/90    $100           $100         $100
FYE   12/31/91               $142           $130         $129
FYE   12/31/92               $153           $140         $139
FYE   12/31/93               $150           $155         $154
FYE   12/31/94               $133           $157         $136
FYE   12/31/95               $167           $215         $179

(1) This comparison assumes $100 was invested on December 31, 1990, in (a) Puget Common Stock, (b) the S&P 500 Stock Index, and (c) the EEI 100 Index of Investor-owned Electrics. The graph then observes, in each case, stock price growth and dividends paid (assuming dividend reinvestment) over the following five years.

     The Board of Directors and its Compensation and Retirement Committee recognize that the market price of stock is influenced by many factors, one of which is Company performance. The stock price contribution to the total return performance shown on the graph is not necessarily indicative of future price performance.

SUMMARY COMPENSATION TABLE

The following information is furnished for the years ended December 31, 1995, 1994, and 1993 with respect to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company during 1995 whose salary and bonus exceeded $100,000. Annual compensation includes amounts deferred at the officer's election.

                                           Annual Compensation                      Long-Term Compensation
                                      ----------------------------------------  ------------------------------
                                                                                        Awards        Payouts
                                                                                --------------------- --------
                                                                                Restricted    Shares
Name and                                                       Other Annual       Stock     Underlying    LTIP        All Other
Principal Position            Year  Salary ($)  Bonus ($) Compensation ($)/(1)/  Award ($)   SARs (#)   Payouts ($) Compensation ($)
------------------------------------------------------------------------------------------------------------------------------------
R. Sonstelie                  1995   388,817     140,000                                          --            0        15,736/(2)/
President and                 1994   370,008           0                                      36,000           --        13,731
Chief Executive Officer       1993   320,419      66,000                                      18,000       193,081       11,879

W. Weaver                     1995   256,275      80,000                        $199,996/(3)/     --             0       12,309/(4)/
Executive Vice President      1994   230,006           0                                       9,000            --       10,535
and Chief Financial Officer   1993   189,352      23,000                                       7,300            --/(5)/   6,923

G. Swofford                   1995   163,138      40,000                                          --            --/(6)/  44,812/(7)/
Senior Vice President         1994   144,005           0                                       6,000            --        4,770
Customer Operations           1993   116,455      16,500              18,701                   3,200            --/(5)/   3,867

S. Vortman                    1995   133,138      35,000                                          --            --/(6)/   6,535/(8)/
Senior Vice President         1994   120,537/(9)/      0                                       3,500            --        5,021
Corporate and Regulatory      1993    94,201      10,000              16,337                      --            --/(5)/      --
Relations

J. Henry                      1995   109,697      19,425                                          --            --/(6)/ 41,251/(10)/
Vice President                1994   106,303           0                                          --            --          --
Engineering and               1993    97,755       8,600              15,968                      --            --/(5)/     --
Operation Services

  SUMMARY COMPENSATION TABLE FOOTNOTES


/(1)/ Except as noted in the table, the aggregate amount of perquisites or personal benefits was less than the required reporting threshold (the lesser of $50,000 and 10% of annual salary and bonus for the named executive officer). Amounts shown for Messrs. Swofford and Henry and Ms. Vortman include $15,750 for a one-time-only vehicle allowance, which was also received by all other executives, associated with management's decision to no longer provide executives with Company-purchased automobiles.

/(2)/ Represents $3,049 match under the Investment Plan for Employees; $9,778 match under the Investment Plan makeup; and $2,909 of imputed income on life insurance.

/(3)/ On June 30, 1995, Mr. Weaver was granted 8,743 phantom shares. The aggregate value of the phantom shares was $199,996, based on a stock price at June 30, 1995 of $22.875. The phantom shares vest, subject to continued employment, equally over four years beginning on July 1, 1996, and are valued and paid out in cash as to the vested portion on each such date. The value of each phantom share is the market price on the vesting date, plus the aggregate dividends paid on each such share during the period the phantom share is held. At December 29, 1995, all 8,743 phantom shares were outstanding with an aggregate value of $211,319 (based on a stock price of $23.25 per share at December 29, 1995 and accumulated dividends from June 30, 1995 to December 29, 1995 of $.92 per share).

/(4)/ Represents $5,082 match under the Investment Plan for employees; $3,375 match under the Investment Plan makeup; and $3,852 of imputed income on life insurance.

/(5)/ Messrs. Weaver, Swofford and Henry and Ms. Vortman were not eligible participants at the time Performance Share Units ("PSUs") were awarded for the cycle ended December 31, 1993.

/(6)/ Messrs. Swofford and Henry and Ms. Vortman were not eligible participants at the time PSUs were awarded for the cycle ended December 31, 1995.

/(7)/ Represents $2,541 match under the Investment Plan for Employees; $2,843 match under the Investment Plan makeup; $24 of imputed income on life insurance; and $39,404 for a one-time payment in connection with the restructuring of the Company's paid sick and vacation leave accrual policy for all nonunion employees.

/(8)/ Represents $2,541 match under the Investment Plan for Employees; $1,853 match under the Investment Plan makeup; and $2,141 of imputed income on life insurance.

/(9)/ Ms. Vortman became Senior Vice President Corporate and Regulatory Relations in May, 1994.

/(10)/ Represents $2,432 match under the Investment Plan for Employees; $1,188 under the Investment Plan makeup; $5 of imputed income on life insurance; and $37,626 for a one-time payment in connection with the restructuring of the Company's paid sick and vacation leave accrual policy for all nonunion employees.

AGGREGATED SAR EXERCISES IN 1995 AND FISCAL YEAR-END SAR VALUES


The following information is furnished for the year ended December 31, 1995 with respect to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company with respect to unexercised SARs outstanding at year-end. No SARs were granted or exercised in 1995.



                                                NUMBER OF SHARES             VALUE OF UNEXCERCISED
                                             Underlying Unexercised            In-The-Money SARs
                                           SARs at Fiscal Year-End (#)      at Fiscal Year-End ($)
                                           ---------------------------   -----------------------------
Name                                        Exercisable/Unexercisable    Exerciseable/Unexercisable(1)
----                                       ---------------------------   -----------------------------
R. SONSTELIE                                           25,340 / 34,060               $30,420 / $38,993
PRESIDENT AND CHIEF EXECUTIVE OFFICER

W. WEAVER
EXECUTIVE VICE PRESIDENT AND                            7,720 / 14,580               $ 4,500 / $18,000
CHIEF FINANCIAL OFFICER

G. SWOFFORD                                              3,120 / 6,080               $ 3,000 / $12,000
SENIOR VICE PRESIDENT
CUSTOMER OPERATIONS

S. VORTMAN                                                 700 / 2,800               $  1,750 / $7,000
SENIOR VICE PRESIDENT
CORPORATE AND REGULATORY RELATIONS

J. HENRY                                                            --                              --
VICE PRESIDENT
ENGINEERING AND OPERATION SERVICES


(1) The amount is the aggregate of the number of SARs multiplied by the difference between the closing price of the Common Stock on the New York Stock Exchange on December 29, 1995 of $23.25 per share minus the base price for that SAR, plus the incremental value of per share dividend increases up to December 31, 1995.

LONG-TERM INCENTIVE PLAN AWARDS IN 1995



The following information is furnished for the year ended December 31, 1995 with respect to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company with respect to grants under the Company's Long-Term Incentive Program during 1995.

                                              Number                        Estimated Future Share Payouts
                                               of            Period Until   -------------------------------
                                              Shares       Maturation or    Threshold     Target    Maximum
Name                                          (#)(1)           Payout          (#)          (#)        (#)
-----------------------------------------------------------------------------------------------------------
R. SONSTELIE                                  13,200          4 YEARS               0     13,200     21,120
PRESIDENT AND CHIEF EXECUTIVE OFFICER

W. WEAVER                                      6,000          4 YEARS               0      6,000      9,600
EXECUTIVE VICE PRESIDENT AND
CHIEF FINANCIAL OFFICER

G. SWOFFORD                                    3,000          4 YEARS               0      3,000      4,800
SENIOR VICE PRESIDENT
CUSTOMER OPERATIONS

S. VORTMAN                                     2,500          4 YEARS               0      2,500      4,000
SENIOR VICE PRESIDENT
CORPORATE AND REGULATORY RELATIONS

J. HENRY                                       1,200          4 YEARS               0      1,200      1,920
VICE PRESIDENT
ENGINEERING AND OPERATION SERVICES


(1) Awards are contingent grants of Puget Common Stock. The number of shares delivered at the end of the four-year cycle will range from zero to 160% of the contingent grant. This number depends on the company's four-year total shareholder return compared to the returns reported in the EEI 100 Index of Investor-owned Electrics. If total shareholder return at the end of the four-year cycle results in the delivery of Puget Common Stock to the participant, one-half of the shares will be restricted for an additional two-year period.

RETIREMENT BENEFITS STATEMENT

Estimated retirement benefits for the named executive officers are shown in the table below, assuming retirement on January 1, 1996 at age 65 after selected periods of service. The benefit levels shown are the estimated aggregate value resulting from the Company's funded pension plan, its Supplemental Executive Retirement Plan for Officers (the "SERP"), the Deferred Compensation Plan make-up and Social Security benefits.


        Estimated Annual Benefit Upon Retirement at Age 65

                                    YEARS OF CREDITED SERVICE
          FINAL AVERAGE      ---------------------------------------
           COMPENSATION         5              10            15+*
           ------------      --------      ----------     ----------
             $100,000        $ 20,000        $ 40,000       $ 60,000
              200,000          40,000          80,000        120,000
              300,000          60,000         120,000        180,000
              400,000          80,000         160,000        240,000
              500,000         100,000         200,000        300,000

        * All persons with 15 or more years of credited service receive the maximum benefits payable under the plan for their salary level.


The named executive officers have the following years of credited service as of December 31, 1995: R. Sonstelie, 21.5; W. Weaver, 4.5; G. Swofford, 28.42; S. Vortman, 14.67; and J. Henry, 27.25. Estimated aggregate benefits are based on 60% of average annual compensation (salary plus bonus) for the highest consecutive five years preceding the retirement date. The five-year averages as of December 31, 1995 are as follows for the named executive officers: R. Sonstelie, $393,245; W. Weaver, $230,464; G. Swofford, $141,468; S. Vortman,
$106,405; and J. Henry, $107,906.

The Company has entered into an agreement with Mr. Weaver regarding certain benefits payable upon retirement. If Mr. Weaver continues in employment with the Company until age 65, it is estimated that the special agreement will not provide him any additional benefits beyond those set out in the Retirement Benefits table. However, if Mr. Weaver continues in employment with the Company through July 1, 1996, then terminates employment at any time thereafter, but before becoming SERP eligible (in general, age 55 with 5 years of credited service), he would, commencing at age 62, receive his normal retirement benefit under the Company's funded pension plan, plus, under the agreement, an additional annual benefit of approximately 29% of his final average annual earnings. Earnings used in calculating his benefit under the Company's funded pension plan and under the special agreement will be limited to the amount established by Section 401(a)(17) of the Internal Revenue Code of 1986, as amended, which is currently $150,000 per year. If Mr. Weaver terminates employment prior to July 1, 1996, he would not receive any benefit under the Company's funded pension plan, but would, commencing at age 62, receive an annual benefit of approximately $22,500 if service terminates prior to July 1, 1996.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

EMPLOYMENT AGREEMENT

The Company entered into a four-year employment agreement (the "Employment Agreement") with Richard R. Sonstelie on October 18, 1995. The Employment Agreement provides that Mr. Sonstelie will continue to serve as the Company's President and Chief Executive Officer until consummation of the proposed Merger, and thereafter will serve as the Company's Chairman of the Board (assuming his election to the Company's Board of Directors by the Company's shareholders) and Chief Executive Officer of the Company.

During his term of employment, Mr. Sonstelie will receive a minimum annual base salary of $400,000. He will also be eligible to participate in the Company's annual and long-term incentive compensation programs (which may include a pay-at-risk plan, stock-based awards, stock options, stock appreciation rights and other forms of compensation), and its retirement, investment and deferred compensation plans, and will also be entitled to paid vacation, medical, life and disability insurance benefits, and other perquisites.

If the Company terminates Mr. Sonstelie's employment (except termination "for cause," as defined in the Employment Agreement) or if Mr. Sonstelie dies or is unable to perform his duties as a result of a physical or mental disability prior to the end of the Employment Agreement's four-year term, Mr. Sonstelie will be entitled to receive (a) all compensation and benefits earned through the date of termination and (b) a continuation of his salary for the balance of such four-year term. In addition, if Mr. Sonstelie's employment terminates due to a material adverse change in the terms of his employment following a Change in Control (as defined below) of the Company during the Employment Agreement's four-year term or within the three-year period (the "Extended Benefit Period") following a notice of termination of the Employment Agreement (except notices of termination for cause or of termination due to death or incapacity), Mr. Sonstelie will be entitled to receive, during the Extended Benefit Period, (a) his annual base salary earned through termination and accrued benefits; (b) within 30 days of termination, an amount equal to the sum of his annual base salary at the rate applicable on the date of termination plus any additional compensation awarded for the year most recently ended, multiplied by the number of years (pro-rated for partial years) remaining between the date of termination and the end of the Extended Benefit Period; (c) full benefits under the Company's employee benefit plans, programs and policies; (d) in addition to the regular payment of benefits under the Company's retirement plans or programs (which shall not be affected by termination), the actuarial equivalent of the additional retirement compensation Mr. Sonstelie would have earned had employment continued through the Extended Benefit Period; (e) in return for a waiver of the right to exercise any option, a payment equal to the difference between the exercise price of all options, if any, held by Mr. Sonstelie (whether or not then fully exercisable) and the higher of (i) the average of the high and low sales prices of the Company Common Stock on the NYSE for the 20 days preceding termination and (ii) the price paid for Common Stock in connection with any Change in Control of the Company; and (f) any additional taxes payable by Mr. Sonstelie in connection with excess parachute payments.

"Change in Control" includes (a) the acquisition by any person of (i) power to exercise a controlling influence over the Company's management or policies or
(ii) ownership or power to vote 25% or more of the Company's outstanding voting securities or (b) a change in the majority of the Company Board during the six-year period subsequent to the acquisition by any person of ownership or power to vote 10% or more of the outstanding voting securities of the Company without the approval of the majority of the Company's directors in office prior to such acquisition. The Merger does not constitute a Change in Control for purposes of Mr. Sonstelie's Employment Agreement.

Pursuant to the Employment Agreement, the Company agrees to indemnify Mr. Sonstelie to the fullest extent allowed by law; provided, however, that he shall not be entitled to indemnification for liabilities, obligations, claims or expenses resulting from his acts of dishonesty, the receipt of benefits to which he was not entitled, the refusal to comply with a lawful directive of the Company Board or any willful misconduct. Mr. Sonstelie is bound by confidentiality, noncompetition and nonsolicitation provisions.

1995 LONG-TERM INCENTIVE COMPENSATION PLAN

Under the Company's 1995 Long-Term Incentive Compensation Plan, in the event of a sale of substantially all the assets or a liquidation of the Company or a merger or consolidation of the Company as a result of which shareholders of the Company receive cash, securities or other property in exchange for their shares of common stock, each stock award that is at the time outstanding will automatically accelerate so that each such award shall, immediately prior to such corporate transaction, become 100% vested, except that such award will not so accelerate except under certain circumstances where such award is assumed or replaced in connection with the corporate transaction. The Merger will not cause an acceleration of vesting under this plan. The plan administrator shall have the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation or change in control of the Company, as defined by the plan administrator, to take such further action as it determines to be necessary or advisable, and fair and equitable to holders, with respect to awards.

LONG TERM INCENTIVE PROGRAM FOR SENIOR MANAGEMENT

Under the Company's Long Term Incentive Program for Senior Management, upon dissolution or liquidation of the Company, or merger or consolidation of the Company as a result of which shareholders of the Company receive cash, stock or other property in exchange for their shares of Common Stock, all stock appreciation rights will terminate, but each holder will have the right immediately prior to such transaction to exercise his or her stock appreciation rights, whether or not the stock appreciation rights have vested. All performance share units will be deemed to have matured on the preceding December
31. The number of performance share units will be proportionately reduced to reflect the reduction in the period from the grant of performance share units until their maturity. The Merger will not cause an acceleration of vesting under this plan.

INDEPENDENT PUBLIC ACCOUNTANTS

The firm of Coopers & Lybrand L.L.P. has examined the financial statements of the Company since 1933, and the Company intends to continue the service of this firm for the fiscal year ending December 31, 1996. Representatives of the firm will be present at the Annual Meeting, with the opportunity to make a statement and to answer shareholder questions.


VOTING RIGHTS AND PROXY

Common Stock is the only class of stock entitled to vote at the Annual Meeting for the election of Directors. Approximately 63.6 million shares of Common Stock were outstanding on March 11, 1996, the record date for the Annual Meeting. The holders of a majority of the shares of the Company's Common Stock, present in person or by proxy at the Annual Meeting, constitute a quorum for the transaction of business. Each holder of Common Stock generally is entitled to one vote for each share held on the record date on each item to be voted on at an Annual Meeting of Shareholders. In electing Directors, however, every holder of Common Stock has the right of cumulative voting, namely, the right to multiply the number of votes represented by shares held of record by the number of Directors to be elected, and then cast all such votes for one candidate or distribute them among any two or more candidates. Under Washington law and the Company's Articles of Incorporation, if a quorum is present at the Annual Meeting, the three nominees for election as Directors who receive the greatest number of votes cast for the election of Directors at the Annual Meeting by the shares present in person or represented by proxy at the Annual Meeting and entitled to vote shall be elected Directors. In the election of directors, any actions other than a vote for a nominee will have the practical effect of voting against the nominee.

Unless your proxy is mutilated or otherwise received in such form or at such time as to render it not votable, the shares represented by your proxy will be voted as directed and, if no direction is indicated, will be voted for all management proposals as set forth in this Proxy Statement. A proxy may be revoked by the shareholder at any time before it is voted. A proxy, when executed and not so revoked, will be voted and, if it contains any specifications, will be voted in accordance with the specifications so made. The Company acts as tabulator for the proxies of the shareholders of record, brokers and banks. The identity and vote of all shareholders shall not be disclosed to any third party except as necessary to meet applicable legal requirements. If any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote thereon in accordance with their judgment on such matters.


SHAREHOLDER PROPOSALS

Any shareholder proposal intended for inclusion in the Company proxy material for the 1997 Annual Meeting of Shareholders must be received at the principal executive office of the Company not later than November 27, 1996.

SOLICITATION OF PROXIES

Proxies in the form enclosed are solicited by and on behalf of the Company. Richard R. Sonstelie, President and Chief Executive Officer, and James W. Eldredge, Corporate Secretary, and each or either of them, are named as proxies. Proxies may be solicited by mail, personal interview, telephone and fax. It is anticipated that banks, brokerage houses and other custodians, nominees or fiduciaries will be requested to forward soliciting materials to their principals and to obtain authorization for the execution of proxies and will be reimbursed for their expenses incurred in connection therewith. Proxies may also be solicited by officers, Directors, employees and other agents of the Company without compensation therefor, except for reimbursement of expenses. All costs of solicitation of proxies will be borne by the Company.

March 27, 1996
Bellevue, Washington
By Order of the Board of Directors

/s/ Richard R. Sonstelie

Richard R. Sonstelie
President and Chief Executive Officer

MAP TO MEYDENBAUER CENTER
11100 NE 6th Street Bellevue, WA 98004




[MAP APPEARS HERE]




PARKING
COMPLIMENTARY PARKING IS AVAILABLE IN THE MEYDENBAUER
CENTER PARKING GARAGE. THE GARAGE ENTRANCE IS LOCATED
ON 112TH AVE. NE. PLEASE TELL THE ATTENDANT YOU ARE
ATTENDING THE PUGET POWER ANNUAL MEETING.


                               [RECYCLED LOGO]
                          Printed on recycled paper.

                                     PUGET
                                     POWER

[LOGO OF PUGET POWER]

P.O. Box 96010
Bellevue, WA 98009-9610



BELOW IS YOUR PROXY FORM. PLEASE READ THE ENCLOSED INFORMATION CAREFULLY. VOTE, SIGN AND DATE YOUR PROXY FORM AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.


--------------------------------------------------------------------------------

[LOGO OF PUGET POWER]

                    P.O. Box 96010, Bellevue, WA 98009-9610

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints RICHARD R. SONSTELIE and JAMES W. ELDREDGE, and each or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of PUGET SOUND POWER & LIGHT COMPANY held of record by the undersigned on March 11, 1996, at the Annual Meeting of Shareholders to be held on May 14, 1996, or any adjournment thereof.

1. ELECTION OF DIRECTORS   [_] FOR all nominees listed   [_] WITHHOLD AUTHORITY
                           below (except as marked to    to vote for all
                           the contrary below)           nominees listed below

            JOHN D. DURBIN      DANIEL J. EVANS     NANCY L. JACOB

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided.)

-------------------------------------------------------------------------------

              (This Proxy Card continues and MUST be signed on the reverse side)

--------------------------------------------------------------------------------

(Continued from the reverse)

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. PROXY CARDS PROPERLY EXECUTED AND RETURNED WITHOUT DIRECTION WILL BE VOTED FOR PROPOSAL 1. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment thereof. Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

SIGNATURE/DATE                      SIGNATURE IF HELD JOINTLY/DATE


------------------------------      --------------------------------------------

                                                PLEASE COMPLETE, SIGN,
                                                DATE AND RETURN THE PROXY
                                                CARD PROMPTLY USING THE
                                                ENCLOSED ENVELOPE.